EXHIBIT 21.1

JOHN BEAN TECHNOLOGIES CORPORATION SUBSIDIARY LIST

Name	Jurisdiction of Organization

John Bean Technologies Corporation	Delaware

John Bean Technologies LLC	Delaware

Jetway Systems Asia Inc.	Delaware

John Bean Technologies Holding AB	Delaware/Sweden

John Bean Technologies International AB	Sweden

John Bean Technologies AB	Sweden

John Bean Technologies GmbH	Germany

John Bean Technologies SpZOO	Poland

John Bean Technologies SA	France

John Bean Technologies BV	Netherlands

John Bean Technologies Spain Holding BV	Netherlands

John Bean Technologies South Africa Holding BV	Netherlands

John Bean Technologies SLU	Spain

John Bean Technologies AeroTech SLU	Spain

John Bean Technologies FoodTech SLU	Spain

John Bean Technologies Iberica SLU	Spain

John Bean Technologies (South Africa) Proprietary Ltd.	South Africa

John Bean Technologies OO	Russia

John Bean Technologies Ltd.	United Kingdom

John Bean Technologies NV	Belgium

John Bean Technologies SpA	Italy

John Bean Technologies Argentina SRL	Argentina

John Bean Technologies Máquinas e Equipamentos Industriais Ltda.	Brazil

John Bean Technologies Canada Ltd.	Nova Scotia

John Bean Technologies de Mexico S de RL de CV	Mexico

EMD, SA de CV	Mexico

John Bean Technologies Hong Kong Limited	Hong Kong

JBT Ningbo Holdings Limited	Hong Kong

JBT Shanghai Holdings Limited	Hong Kong

John Bean Technologies (Ningbo) Co. Ltd.	China

John Bean Technologies (Shanghai) Co. Ltd.	China

John Bean Technologies Australia Limited	Australia

John Bean Technologies KK	Japan

John Bean Technologies NZ Limited	New Zealand

John Bean Technologies (Thailand) Ltd.	Thailand

John Bean Technologies Singapore Pte Ltd.	Singapore